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                                                                    EXHIBIT 23.1
The Board of Directors
AccuMed International, Inc.:

We consent to incorporation by reference in the registration statements Nos. 333-28125, 333-04715, 33-98902, 333-07681 on Form S-3 and Nos. 333-04320 and
333-11219 on Form S-8 of AccuMed International, Inc. of our reports dated March 23, 1998, relating to the consolidated balance sheets of AccuMed International, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows and related schedule for the years ended December 31, 1997 and 1996 and the three months ended December 31, 1995, which reports appear in this December 31, 1997 annual report on Form 10-K of AccuMed International, Inc.


                                              /s/ KPMG Peat Marwick LLP

Chicago, IL
April 2, 1998